HASI Announces Fourth Quarter and Full Year 2024 Results
ANNAPOLIS, Md., February 13, 2025 -- (BUSINESS WIRE) -- HA Sustainable Infrastructure Capital, Inc. ("HASI," "we," "our" or the "Company") (NYSE: HASI), a leading investor in sustainable infrastructure assets, today reported results for the fourth quarter and full year of 2024.

Key Highlights
•GAAP EPS of $1.62 on a fully diluted basis in 2024, compared with $1.42 in 2023, and Adjusted EPS of $2.45 on a fully diluted basis in 2024, up 10% year-over-year.
•GAAP Net Investment Income of $24 million in 2024, compared to $58 million in 2023, and Adjusted Net Investment Income of $264 million, up 22% compared to $217 million in 2023.
•Closed $2.3 billion of investments in 2024, and grew Managed Assets 11% to $13.7 billion and our Portfolio 6% in 2024 to $6.6 billion, compared to the end of 2023.
•New portfolio asset yields exceeded 10.5% in 2024, up from more than 9% in 2023.
•Diversified pipeline of greater than $5.5 billion as of the end of 2024.
•Extending guidance for 8% to 10% Adjusted EPS Growth an additional year to 2027, from the 2023 baseline.
•Increased dividend to $0.42 per share for the first quarter of 2025, and expecting payout ratio to decline to 55%-60% by 2027.

“Our Q4 and FY 2024 results continued to demonstrate the consistency and resilience of our business over many years,” said Jeffrey A. Lipson, HASI President and Chief Executive Officer. “We remain confident in our strategy, and expect to prosper in any policy or rate scenario. This confidence allows us to extend our 8-10% annual Adjusted EPS growth guidance to include 2027.”

A summary of our financial results is shown in the table below:

	For the Three Months Ended December 31,		For the For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands, except for per share data)
GAAP Net investment income	$6,776	$13,814	$23,523	$58,037
Adjusted Net investment income	71,620	57,331	263,688	217,267
Gain on sale of assets	18,257	15,722	80,341	68,637

GAAP Net Income	70,087	89,762	200,037	148,836
GAAP Diluted earnings per share	0.54	0.74	1.62	1.42

Adjusted earnings	75,422	60,642	290,636	232,248
Adjusted earnings per share	0.62	0.53	2.45	2.23

Sustainability and Impact Highlights
An estimated 872 thousand metric tons of carbon emissions will be avoided annually by our transactions closed in 2024, equating to a CarbonCount® score of 0.39 metric tons per $1,000 invested. Our Managed Assets avoid more than 8 million metric tons of carbon emissions annually.

Investment Activity
We closed a record $1.1 billion of new transactions in the fourth quarter, bringing total closed transactions to $2.3 billion for 2024. New Portfolio investments were underwritten at a weighted average yield of more than 10.5% in 2024, up from more than 9% in 2023.

As of December 31, 2024, our Managed Assets totaled $13.7 billion, up 11% year-over-year, and our Portfolio of assets on our balance sheet was approximately $6.6 billion, up 6% year-over-year. Our Portfolio remains well-diversified across established clean energy end markets with approximately $3.1 billion of behind-the-meter assets, approximately $2.6 billion of grid-connected assets, and approximately $0.9 billion in fuels, transport, and nature assets.

The following is an analysis of the performance ratings of our portfolio as of December 31, 2024:

	Portfolio Performance
	Commercial			Government
	1 (1)	2 (2)	3 (3)	1 (1)	Total
	(dollars in millions)
Total receivables held-for-investment	$2,911	$—	$—	$35	$2,946
Less: Allowance for loss on receivables	(50)	—	—	—	(50)
Net receivables held-for-investment	2,861	—	—	35	2,896
Receivables held-for-sale	39	—	—	37	76
Investments	5	—	—	2	7
Real estate	3	—	—	—	3
Equity method investments (4)	3,577	35	—	—	3,612
Total	$6,485	$35	$—	$74	$6,594
Percent of Portfolio	98%	1%	—%	1%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Loans in this category are placed on non-accrual status.
(4)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.

Financial Results
“Our business is highly adaptable to changes in underlying rates, as proven by both our execution on $2.3 billion of new transactions and the 10.5% yield on new Portfolio investments,” said Marc T. Pangburn, Chief Financial Officer. “In the fourth quarter, we increased our revolver capacity to more than $1.3 billion and issued additional investment grade debt at an effective yield of 6.393%, realizing a reduction in credit spread cost relative to our first investment grade offering.”
GAAP Earnings and EPS
Total revenue of $384 million for the year ended December 31, 2024 increased by 20% year-over-year, from $320 million for the year ended December 31, 2023, driven by an increase in Interest and Securitization Asset Income of $63 million, as a result of higher average receivables and securitization assets balances. Rental Income decreased by $19 million due to the sale of real estate assets in 2023 and 2024. Gain on Sale of Assets increased by $12 million due to a higher volume of assets being securitized. Other Income increased by $8 million due in part to fees earned from asset management activities. In addition, $5 million of Other Income, as well as $6 million of Compensation and Benefits and General and Administrative Expenses were related to our temporary consolidation of SunStrong servicing activities, which ceased on December 31, 2024.
Interest Expense of $242 million increased $71 million year-over-year, primarily due to a larger average outstanding debt balance and a higher average interest rate. We recorded a $1 million provision for loss on receivables and securitization assets, due primarily to new loans and loan commitments made during the year offset by the release of reserves related to certain loan prepayments. Compensation and benefits and general and administrative expenses increased by a combined $19 million, primarily due to the growth of the company and the previously mentioned temporary consolidation of SunStrong servicing activities.
Income from Equity Method Investments increased by approximately $107 million during 2024 compared to 2023 primarily due to allocations of income in the current period from tax attributes allocated to our investors related to grid-connected utility-scale renewable energy projects, as those tax attributes reduced the tax equity investors ongoing claim on the net assets of the project. Income tax expense increased by approximately $39 million due to greater GAAP pre-tax income this period.
GAAP Net Income to controlling shareholders in 2024 was $200 million, compared to $149 million in 2023.
Adjusted Earnings and EPS
In addition to our GAAP results, we also present non-GAAP measures to enhance the usefulness of financial information and allow for greater transparency with respect to key metrics used by management internally for planning, forecasting, and evaluating our operating performance.
GAAP Net Investment Income in 2024 of $24 million includes all of our Interest Expense but only the portion of our investment returns that is reflected in GAAP Interest Income and Rental Income revenue. Because it does not include the portion of our investment returns recognized through our Equity Method Investments, GAAP Net Investment Income fails to capture all of the economic returns earned by our Portfolio.
Given that GAAP Net Investment Income, and in turn GAAP Net Income, does not reflect such economic returns, our non-GAAP measures Adjusted Net Investment Income and Adjusted Earnings are utilized by management to monitor and evaluate our business as we believe they are a helpful indicator of the underlying economics of our investments. We also believe they provide investors and analysts with useful supplemental information to understand the financial performance of our business and to analyze financial and business trends and enable a useful comparison of financial results between periods.
Adjusted Net Investment Income is determined using an Equity Method Investments Earnings Adjustment. The Equity Method Investments Earnings Adjustment is calculated using our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (based upon the underwritten investment rate) and a return of the capital we have committed to our Equity Method Investments, as adjusted to reflect the performance of the project and the cash distributed.
Adjusted Net Investment Income was $264 million in 2024, compared to $217 million in 2023.
Adjusted Earnings is calculated using the same Equity Method Investments Earnings Adjustment that is used to calculate adjusted net investment income. Adjusted Earnings excludes the recognition of income using the hypothetical liquidation at book value method (“HLBV”), which uses profit and loss allocations that may differ materially from the agreed upon allocations of a project’s cash flows, and in turn reflects income that can differ substantially from the economic returns achieved by a project in any given period.

Adjusted Earnings also excludes non-cash equity compensation expense, Provisions for Loss on Receivables, amortization of intangibles, non-cash provision (benefit) for taxes, and earnings attributable to non-controlling interests, and also makes an adjustment to eliminate our portion of fees we earn from related-party co-investment structures. Please refer to the Explanatory Notes in this press release for a more detailed explanation of Adjusted Earnings.
Adjusted Earnings in 2024 was approximately $291 million, an increase of $58 million over 2023, primarily driven by growth in Adjusted Net Investment Income due to a larger Portfolio at higher yields and higher gain on sale income. Adjusted EPS was $2.45, compared to $2.23 in the prior year.
Portfolio Yield was 8.3% as of December 31, 2024 and 7.9% as of December 31, 2023. Our weighted average interest cost, as measured by GAAP Interest Expense, excluding loss on debt extinguishment, divided by average debt outstanding, was 5.6% in 2024, as compared to 5.0% in 2023.

Leverage

As of December 31, 2024, Cash and Cash Equivalents were $130 million and total debt outstanding was $4.4 billion. Our debt-to-equity ratio at December 31, 2024, was 1.8, within our target range of 1.5 to 2.0 and below our internal limit of 2.5.

The calculation of our fixed-rate debt and leverage ratios as of December 31, 2024 and December 31, 2023 are shown in the table below:

	December 31, 2024	% of Total	December 31, 2023	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$—	—%	$338	8%
Fixed-rate debt (2)	4,400	100%	3,909	92%
Total	$4,400	100%	$4,247	100%
Leverage (3)	1.8 to 1		2.0 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities and commercial paper notes with less than six months original maturity, to the extent such borrowings are not hedged using interest rate swaps.
(2)Fixed-rate debt includes the impact of our interest rate swaps and collars on debt that is otherwise floating. Debt excludes securitizations that are not consolidated on our balance sheet.
(3)Leverage, as measured by our debt-to-equity ratio.

Guidance
We confirm our guidance for Adjusted Earnings per Share to grow at a compound annual rate of 8% to 10% through 2026, from the 2023 baseline of $2.23 per share, and also extend it by an additional year to 2027, equivalent to a midpoint of $3.15 per share in 2027. In addition, we expect distributions of annual dividends per share to decline to between 55% and 60% of annual adjusted earnings per share by 2027. This guidance reflects our judgments and estimates of (i) yield on our existing portfolio; (ii) yield on incremental portfolio investments, inclusive of our existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of our forecasted operations; and (vi) the general interest rate and market environment. In addition, distributions are subject to approval by our Board of Directors on a quarterly basis. We have not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is announcing today that its Board of Directors declared a quarterly cash dividend of $0.42 per share of common stock. This dividend will be paid on April 18, 2025, to stockholders of record as of April 4, 2025.

Conference Call and Webcast Information
HASI will host an investor conference call today, Thursday, February 13, 2025, at 5:00 p.m. Eastern time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator you want to be joined to the HASI call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI is an investor in sustainable infrastructure assets advancing the energy transition. With approximately $14 billion in managed assets, our investments are diversified across multiple asset classes, including utility-scale solar, onshore wind, and storage; distributed solar and storage; RNG; and energy efficiency. We combine deep expertise in energy markets and financial structuring with long-standing programmatic client partnerships to deliver superior risk-adjusted returns and measurable environmental benefits. HA Sustainable Infrastructure Capital, Inc. is listed on the New York Stock Exchange (Ticker: HASI). For more information, visit www.hasi.com.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any adjusted earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
Investor Contact:
Aaron Chew
investors@hasi.com
410-571-6189

Media Contact:
Gil Jenkins
media@hasi.com
443-321-5753

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Revenue
Interest income	$68,253	$62,170	$263,792	$207,794
Rental income	83	2,239	2,095	21,251
Gain on sale of assets	18,257	15,722	80,341	68,637
Securitization asset income	6,857	5,878	26,054	19,259
Other income	7,848	576	11,313	2,930
Total revenue	101,298	86,585	383,595	319,871
Expenses
Interest expense	61,560	50,595	242,364	171,008
Provision for loss on receivables	2,003	(649)	1,059	11,832
Compensation and benefits	22,608	15,817	81,319	64,344
General and administrative	8,904	6,457	32,905	31,283
Total expenses	95,075	72,220	357,647	278,467
Income before equity method investments	6,223	14,365	25,948	41,404
Income (loss) from equity method investments	85,858	113,545	247,878	140,974
Income (loss) before income taxes	92,081	127,910	273,826	182,378
Income tax (expense) benefit	(20,769)	(36,920)	(70,198)	(31,621)
Net income (loss)	$71,312	$90,990	$203,628	$150,757
Net income (loss) attributable to non-controlling interest holders	1,225	1,228	3,591	1,921
Net income (loss) attributable to controlling stockholders	$70,087	$89,762	$200,037	$148,836
Basic earnings (loss) per common share	$0.59	$0.80	$1.72	$1.45
Diluted earnings (loss) per common share	$0.54	$0.74	$1.62	$1.42
Weighted average common shares outstanding—basic	118,615,360	111,277,751	115,548,087	101,844,551
Weighted average common shares outstanding—diluted	137,130,030	129,656,080	130,501,006	109,467,554

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$129,758	$62,632
Equity method investments	3,612,394	2,966,305
Receivables, net of allowance of $50 million and $50 million, respectively	2,895,837	3,073,855
Receivables held-for-sale	75,556	35,299
Real estate	2,984	111,036
Investments	6,818	7,165
Securitization assets, net of allowance of $3 million and $3 million, respectively	248,688	218,946
Other assets	108,210	77,112
Total Assets	$7,080,245	$6,552,350
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$275,639	$163,305
Credit facilities	1,001	400,861
Commercial paper notes	100,057	30,196
Term loan facility	407,978	727,458
Non-recourse debt (secured by assets of $307 million and $239 million, respectively)	131,589	160,456
Senior unsecured notes	3,139,363	2,318,841
Convertible notes	619,543	609,608
Total Liabilities	4,675,170	4,410,725
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 118,960,353 and 112,174,279 shares issued and outstanding, respectively	1,190	1,122
Additional paid in capital	2,592,964	2,381,510
Accumulated deficit	(297,499)	(303,536)
Accumulated other comprehensive income (loss)	40,101	13,165
Non-controlling interest	68,319	49,364
Total Stockholders’ Equity	2,405,075	2,141,625
Total Liabilities and Stockholders’ Equity	$7,080,245	$6,552,350

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

	Years Ended December 31,
	2024	2023	2022
Cash flows from operating activities
Net income (loss)	$203,628	$150,757	$41,911
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loss on receivables	1,059	11,832	12,798
Depreciation and amortization	1,003	3,127	3,993
Amortization of financing costs	17,039	12,958	11,685
Equity-based compensation	23,151	18,386	20,101
Equity method investments	(179,747)	(108,025)	16,403
Non-cash gain on securitization	(70,685)	(43,542)	(28,614)
(Gain) loss on sale of assets	7,299	1,305	(218)
Changes in receivables held-for-sale	(29,273)	51,538	(62,953)
Loss on debt extinguishment	—	—	—
Changes in accounts payable and accrued expenses	101,410	48,485	18,176
Change in accrued interest on receivables and investments	(78,639)	(44,105)	(15,414)
Cash received (paid) upon hedge settlement	20,311	—	—
Other	(10,704)	(3,027)	(17,638)
Net cash provided by operating activities	5,852	99,689	230
Cash flows from investing activities
Equity method investments	(396,613)	(869,412)	(127,867)
Equity method investment distributions received	39,142	30,140	110,064
Proceeds from sales of equity method investments	9,472	—	1,700
Purchases of and investments in receivables	(667,140)	(1,338,860)	(726,931)
Principal collections from receivables	600,652	197,784	125,976
Proceeds from sales of receivables	171,991	7,634	5,047
Purchases of real estate	—	—	(4,550)
Sales of real estate	115,767	—	4,550
Purchases of investments	(10,537)	(14,404)	(2,329)
Proceeds from sales of investments and securitization assets	5,390	—	7,020
Collateral provided to hedge counterparties	(27,090)	(93,550)	—
Collateral received from hedge counterparties	27,570	84,950	—
Funding of escrow accounts	—	—	(5,476)
Withdrawal from escrow accounts	—	—	22,757
Other	204	2,915	(2,071)
Net cash provided by (used in) investing activities	(131,192)	(1,992,803)	(592,110)

	Years Ended December 31,
	2024	2023	2022
Cash flows from financing activities
Proceeds from credit facilities	1,296,792	1,177,000	100,000
Principal payments on credit facilities	(1,696,792)	(827,000)	(150,000)
Proceeds from (repayment of) commercial paper notes	70,000	30,000	(50,000)
Proceeds from issuance of non-recourse debt	94,000	—	32,923
Principal payments on non-recourse debt	(72,989)	(21,606)	(30,581)
Proceeds from issuance of term loan	250,000	365,000	383,000
Principal payments on term loan	(567,952)	(16,478)	—
Proceeds from issuance of senior unsecured notes	1,199,956	550,000	—
Redemption of senior unsecured notes	(400,000)	—	—
Proceeds from issuance of convertible notes	—	402,500	200,000
Principal payments on convertible notes	—	(143,748)	(461)
Purchase of capped calls related to the issuance of convertible notes	—	(37,835)	—
Net proceeds of common stock issuances	203,528	492,377	188,881
Payments of dividends and distributions	(192,269)	(159,786)	(132,198)
Withholdings on employee share vesting	(529)	(1,488)	(3,211)
Redemption premium paid	—	—	—
Payment of debt issuance costs	(30,331)	(22,894)	(11,754)
Collateral provided to hedge counterparties	(151,330)	(166,600)	—
Collateral received from hedge counterparties	199,300	176,050	—
Other	(969)	(3,268)	(9,820)
Net cash provided by (used in) financing activities	200,415	1,792,224	516,779
Increase (decrease) in cash, cash equivalents, and restricted cash	75,075	(100,890)	(75,101)
Cash, cash equivalents, and restricted cash at beginning of period	75,082	175,972	251,073
Cash, cash equivalents, and restricted cash at end of period	$150,157	$75,082	$175,972
Interest paid	$192,960	$138,418	$98,704
Supplemental disclosure of non-cash activity
Residual assets retained from securitization transactions	$43,329	$35,483	$28,614
Equity method investments retained from securitization and deconsolidation transactions	32,564	144,603	—
Issuance of common stock from conversion of convertible notes	—	—	7,674
Equity method investments retained from sale of assets to co-investment structure	115,249	—	—
Deconsolidation of non-recourse debt and other liabilities	51,233	257,746	—
Deconsolidation of assets pledged for non-recourse debt	51,761	374,608	—
Assumption of deferred funding obligation	32,910	—	—

EXPLANATORY NOTES
Non-GAAP Financial Measures
Adjusted Earnings
We calculate adjusted earnings as GAAP net income (loss) excluding non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, losses or (gains) from modification or extinguishment of debt facilities, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (our “Operating Partnership”). We also make an adjustment to eliminate our portion of fees we earn from related-party co-investment structures, and for our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our adjusted earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, adjusted earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors. Prior to 2024, we referred to this metric as distributable earnings.
We believe a non-GAAP measure, such as adjusted earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. Additionally, we believe that our investors also use adjusted earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of adjusted earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. The investment tax credit available for election in solar projects is a one-time credit realized in the quarter when the project is considered operational for tax purposes and is fully allocated under HLBV in that quarter (subject to an impairment test), while the production tax credit required for wind projects and electable for solar projects is a ten year credit and thus is allocated under HLBV over a ten year period. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period. We also consider the impact of any OTTI in determining our income from equity method investments.
The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method in any one period. Thus, in calculating adjusted earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the underwritten investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our adjusted earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.
We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides results related to our equity method investments for the three months and years ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in millions)
Income (loss) under GAAP	$86	$114	$248	$141

Collections of adjusted earnings	$33	$9	$90	$39
Return of capital	7	7	17	24
Cash collected (1)	$40	$16	$107	$63
(1)    Cash collected during the year ended 2023 includes $9 million of debt issuance proceeds from certain of our equity method investees, the repayment of which we have guaranteed.
Adjusted earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating adjusted earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported adjusted earnings may not be comparable to similar metrics reported by other companies.
Reconciliation of our GAAP Net Income to Adjusted Earnings
We have calculated our Adjusted earnings for the three months and years ended December 31, 2024 and 2023. The table below provides a reconciliation of our GAAP net income to adjusted earnings.

	Three months ended December 31,				For the year ended December 31,
	2024		2023		2024		2023
	$	per share	$	per share	$	per share	$	per share
	(dollars in thousands, except per share amounts)
Net income attributable to controlling stockholders (1)	$70,087	$0.54	$89,762	$0.74	$200,037	$1.62	$148,836	$1.42
Adjustments:
Reverse GAAP (income) loss from equity method investments	(85,858)		(113,545)		(247,878)		(140,974)
Add equity method investments earnings (2)	64,843		43,304		239,032		156,757
Elimination of proportionate share of fees earned from co-investment structures (3)	(1,797)		—		(2,144)		—
Equity-based expense	4,149		3,409		25,608		19,782
Provision for loss on receivables (4)	2,003		(649)		1,059		11,832
(Gain) loss on debt modification or extinguishment	—		—		953		—
Amortization of intangibles	1		213		180		2,473
Non-cash provision (benefit) for taxes	20,769		36,920		70,198		31,621
Current year earnings attributable to non-controlling interest	1,225		1,228		3,591		1,921
Adjusted earnings	$75,422	$0.62	$60,642	$0.53	$290,636	$2.45	$232,248	$2.23
Shares for adjusted earnings per share (5)	121,838,785		113,847,831		118,648,176		104,319,803
(1)The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our adjusted earnings per share.
(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.
(3)This adjustment is to eliminate the intercompany portion of fees received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.
(4)In 2024, we concluded that an equity method investment, along with certain loans we had made to this investee, were not recoverable. The equity method investment and loans had a carrying value of $0 due to the losses already recognized through GAAP income from equity method investments as a result of operating losses sustained by the investee. We have not recognized these losses in Adjusted earnings, as this investment was an investment in a corporate entity which is not a part of our current investment strategy and is immaterial to our Portfolio. The loss associated with these investments is included in our Average Annual Realized Loss on Managed Assets metric disclosed below.
(5)Shares used to calculated Adjusted earnings per share represents the weighted average number of shares outstanding including our issued unrestricted common shares, restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating

Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares compared to the conversion price. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt like.

Adjusted Net Investment Income

We have a portfolio investments that we finance using a combination of debt and equity . We calculate adjusted net investment income by adjusting GAAP-based net investment income for those adjusted earnings adjustments described above which are applicable to net investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing. Our management also uses adjusted net investment income in this way. Our non-GAAP adjusted net investment income measure may not be comparable to similarly titled measures used by other companies. Prior to 2024, we referred to this measure as distributable net investment income. The following is a reconciliation of our GAAP-based net investment income to our adjusted net investment income:

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(in thousands)
Interest income	$68,253	$62,170	$263,792	$207,794
Rental income	83	2,239	2,095	21,251
GAAP-based investment revenue	68,336	64,409	265,887	229,045
Interest expense	61,560	50,595	242,364	171,008
GAAP-based net investment income	6,776	13,814	23,523	58,037
Equity method earnings adjustment (1)	64,843	43,304	239,032	156,757
(Gain) loss on debt modification or extinguishment	—	—	953	—
Amortization of real estate intangibles (2)	1	213	180	2,473
Adjusted net investment income	$71,620	$57,331	$263,688	$217,267

(1)     Reflects adjustment for equity method investments described above.

(2)     Adds back non-cash amortization related to acquired real estate leases.

Managed Assets

As we consolidate assets on our balance sheet, securitize assets off-balance sheet, and manage assets in which we coinvest with other parties, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as a retained interest in cash flows. Thus, we present our investments on a non-GAAP “Managed Assets” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet assets that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, equity investments, and residual assets in off-balance sheet assets. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of December 31, 2024 and December 31, 2023:

	As of
	December 31, 2024	December 31, 2023
	(dollars in millions)
Equity method investments	$3,612	$2,966
Receivables, net of allowance	2,896	3,074
Receivables held-for-sale	76	35
Real estate	3	111
Investments	7	7
GAAP-Based Portfolio	6,594	6,193
Other investors’ share of assets held in securitization trusts	6,808	6,060
Other investors’ shares of assets held in co-investment structures (1)	300	—
Managed assets	$13,702	$12,253
(1)    Total assets in co-investment structures are $600 million and an additional $215 million relates to closed transactions not yet funded as of December 31, 2024.
Adjusted Cash Flow from Operations Plus Other Portfolio Collections

We operate our business in a manner that considers total cash collected from our portfolio and making necessary operating and debt service payments to assess the amount of cash we have available to fund dividends and investments. We believe that the aggregate of these items, which combine as a non-GAAP financial measure titled Adjusted Cash Flow from Operations plus Other Portfolio Collections, is a useful measure of the liquidity we have available from our assets to fund both new investments and our regular quarterly dividends. This non-GAAP financial measure may not be comparable to similarly titled or other similar measures used by other companies. Although there is also not a directly comparable GAAP measure that demonstrates how we consider cash available for dividend payment, below is a reconciliation of this measure to Net cash provided by operating activities.

Also, Adjusted Cash Flow from Operations plus Other Portfolio Collections differs from Net cash provided by (used in) investing activities in that it excludes many of the uses of cash used in our investing activities such as Equity method investments, Purchases of and investments in receivables, Purchases of investments, and Collateral provided to and received from hedge counterparties. In addition, Adjusted Cash Flow from Operations plus Other Portfolio Collections is not comparable to Net cash provided by (used in) financing activities in that it excludes many of our financing activities such as proceeds from common stock issuances and borrowings and repayments of unsecured debt.

Cash available for reinvestment is a non-GAAP measure which is calculated as adjusted cash flow from operations plus other portfolio collections less dividend and distribution payments made during the period. We believe Cash available for reinvestment is useful as a measure of our ability to make incremental investments from reinvested capital after factoring in all necessary cash outflows to operate the business. Management uses Cash available for reinvestment in this way, and we believe that our investors use it in a similar fashion.

	For the year ended December 31,
	2024	2023	2022
	(in thousands)
Net cash provided by operating activities	$5,852	$99,689	$230
Changes in receivables held-for-sale	29,273	(51,538)	62,953
Equity method investment distributions received	39,142	30,140	110,064
Proceeds from sales of equity method investments	9,472	—	1,700
Principal collections from receivables	600,652	197,784	125,976
Proceeds from sales of receivables	171,991	7,634	5,047
Proceeds from sales of land	115,767	—	4,550
Principal collections from investments (1)	47	3,805	171
Proceeds from the sale of a previously consolidated VIE (1)	5,478	—	—
Proceeds from sales of investments and securitization assets	5,390	—	7,020
Principal payments on non-recourse debt	(72,989)	(21,606)	(30,581)
Adjusted cash flow from operations and other portfolio collections	$910,075	$265,908	$287,130
Less: Dividends	(192,269)	(159,786)	(132,198)
Cash Available for Reinvestment	$717,806	$106,122	$154,932

(1)    Included in Other in the cash provided (used in) investing activities section of our statement of cash flows.

	For the year ended December 31,
	2024	2023	2022
	(in thousands)
Components of adjusted cash flow from operations plus other portfolio collections:
Cash collected from our portfolio	$891,250	$442,322	$424,301
Cash collected from sale of assets (1)	325,051	34,034	46,673
Cash used for compensation and benefit expenses and general and administrative expenses	(85,519)	(78,681)	(64,187)
Interest paid (2)	(172,679)	(138,418)	(98,704)
Securitization asset and other income	33,044	26,506	18,897
Principal payments on non-recourse debt	(72,989)	(21,606)	(30,581)
Other	(8,083)	1,751	(9,270)
Adjusted cash flow from operations and other portfolio collections	$910,075	$265,908	$287,129
(1) Includes cash from the sale of assets on our balance sheet as well as securitization transactions.
(2) For the year ended December 31, 2024, interest paid includes a $19 million cash benefit from the settlement of a derivative which was designated as a cash flow hedge.